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                                                                    EXHIBIT 3.21

                          CERTIFICATE OF INCORPORATION

                                       OF

                               HFI HOLDINGS, INC.

                                      *****

            1. The name of the corporation is:

                               HFI HOLDINGS, INC.

            2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            4. The total number of shares of stock which the corporation shall have authority to issue is two hundred (200) and the par value of each of such shares is Five Dollars ($5.00) amounting in the aggregate to One Thousand Dollars ($1,000).

            5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be written ballot.

            6. The name and mailing address of the incorporator is:

            NAME                               MAILING ADDRESS

        E. A. Wallace                         811 Dallas Avenue
                                             Houston, Texas 77002

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            7. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

          NAME                                  MAILING ADDRESS

     Peter Menikoff                             700 State Street
                                            Racine, Wisconsin 53404

            8. The corporation is to have perpetual existence.

            9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

            10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of May, 1994.

                                                      /s/ E. A. Wallace
                                                      -------------------------
                                                      E. A. Wallace

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